UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2012

DIADEXUS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26483	94-3236309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Oyster Point Boulevard, South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2012, diaDexus, Inc. (the “Company”) entered into a letter agreement with Jean-Frédéric Viret (the “Offer Letter”) pursuant to which Dr. Viret will commence as Chief Financial Officer of the Company beginning February 1, 2012. The Offer Letter provides Dr. Viret with a one-time sign-on bonus of $25,000, an annual base salary of $300,000 and an annual target bonus of up to 35% of such base salary upon achievement of specific goals and objectives to be established by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board. The Offer Letter provides that management will recommend to the Compensation Committee and the Board that Dr. Viret be granted an option to purchase 1,060,000 shares of the Company’s common stock, at an exercise price per share equal to the closing trading price of a share of the Company’s common stock on the date of grant, subject to the terms and conditions of a stock option agreement to be entered into between Dr. Viret and the Company. The proposed option grant would vest on February 1, 2013 as to 25% of the shares subject thereto, with the remaining shares vesting ratably on a monthly basis over a period of 36 months thereafter, such that the option would be fully vested and exercisable on February 1, 2016, the fourth anniversary of Dr. Viret’s commencement of employment with the Company. The Company also entered into a Change in Control and Severance Agreement (the “Change in Control and Severance Agreement”) with Dr. Viret, which provides that in the event of a termination of Dr. Viret’s employment with the Company other than for cause on or following the first anniversary of his commencing employment with the Company, Dr. Viret shall be entitled to receive severance in an amount equal to six months of base salary and up to six months of continued health coverage. In the event of a termination of Dr. Viret’s employment with the Company other than for cause or his resignation for good reason, in either case, on or within twelve months following a change in control of the Company, Dr. Viret is entitled to receive an amount equal to six months of base salary, up to six months of continued health coverage and six months of accelerated vesting of his options to purchase shares of the Company’s common stock. Dr. Viret must enter into a release of all claims against the Company that becomes effective and irrevocable within 60 days following his termination of employment to be eligible for any severance under the Change in Control and Severance Agreement.

Dr. Viret, age 46, joins the Company from XDx, Inc., a privately held molecular diagnostics company, where he has served as Chief Financial Officer since December 2009. From March 2009 to December 2009, Dr. Viret served as the President of JV Consulting, a private consulting firm that provided accounting, public company compliance and other financial consulting services to technology companies. Prior to that time, Dr. Viret served in various capacities at Anesiva, Inc. (previously known as Corgentech Inc.), a public biopharmaceutical company, most recently as a finance consultant from February 2009 to May 2009. Dr. Viret served as Anesiva’s Vice President and Chief Financial Officer from April 2008 to February 2009 and as its Vice President, Finance from August 2006 to February 2008. Dr. Viret received a B.S. in Engineering from the Institut National Polytechnique de Lorraine, an M.B.A. from Cornell University and a Ph.D. in Molecular Biology from Université Louis Pasteur (Strasbourg I).

The foregoing provides only a brief description of the terms and conditions of the Offer Letter and the Change in Control and Severance Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Offer Letter and the Change in Control and Severance Agreement, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Item 7.01.	Regulation FD Disclosure.

On January 18, 2012, the Company issued a press release announcing that Dr. Viret has been appointed the Company’s Chief Financial Officer effective as of February 1, 2012. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information furnished pursuant to this Item 7.01 of this report, including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing, unless the Company expressly sets forth in such filing that such information is to be considered “filed” or incorporated by reference therein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.
(Registrant)

Date: January 18, 2012
	By:	/s/ Brian E. Ward
Brian E. Ward
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release